UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 16, 2013

ECOTALITY, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-50983	68-0515422
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Montgomery Street, Suite 2525
San Francisco, CA	94104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 992-3000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership.

On September 16, 2013, ECOtality, Inc. (the “Company”) and its U.S. subsidiaries (collectively with the Company, the “Debtors”) each filed a voluntary petition for relief (the “Bankruptcy Filing”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Arizona (the “Bankruptcy Court”). The Debtors have proposed to jointly administer their chapter 11 cases under the caption In re Electric Transportation Engineering Corporation, dba ECOtality North America, Case No. 2:13-bk-16126-RJH (the “Chapter 11 Case”). All documents filed with the Bankruptcy Court are available for inspection at the Office of the Clerk of the Bankruptcy Court, online at www.azb.uscourts.gov for a fee, and for free at www.kccllc.net/ECOtality.

Each of the Debtors remains in possession of its respective assets and will continue to operate its respective business as a “debtor in possession” under the jurisdiction of the Bankruptcy Court, and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

The Company cannot predict what the ultimate value of its common stock may be or whether the holders of common stock will receive any distribution in the Company’s reorganization; however, it is likely that the Company’s common stock will have very little or no value given the amount of the Company’s liabilities compared to its assets.

The Company’s shareholders are cautioned that trading in shares of the Company’s equity securities during the pendency of the Chapter 11 Case is highly speculative and poses substantial risks. Trading prices for the Company’s equity securities may bear little or no relationship to the actual recovery, if any, by holders in the Chapter 11 Case. Accordingly, the Company urges extreme caution with respect to existing and future investments in its equity securities.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 16, 2013 and in connection with the Company’s filing of a voluntary petition for relief under the Bankruptcy Code, the Company and its Electric Transportation Engineering Corporation subsidiary (“ETEC”, together with the Company, the “Borrowers”) and its subsidiaries including ECOtality Stores, Inc. (“Stores”); ETEC North LLC (“North”); The Clarity Group, Inc. (“Clarity”); and G.H.V. Refrigeration (“GHV”, together with Stores, North, and Clarity, the “Guarantors”, and the Guarantors together with the Borrowers, the “Credit Parties”) entered into a Credit and Security Agreement (the “Credit Agreement”) with Nissan North America (the “Lender”). Under the terms of the Credit Agreement and subject to approval of the Bankruptcy Court, the Lender will make available to the Borrowers a delayed draw term loan in an amount up to $1,250,000 (the “Term Loan”).

Subject to the provisions of the Credit Agreement, Lender agrees to loan to Borrower in the amounts (each, an “Advance”) and on the dates following: (i) At closing of the Credit Agreement - $500,000, (ii) On September 25, 2013 - $250,000, (iii) On September 30, 2013 - $250,000, and (iv) On October 7, 2013 - $250,000. All amounts outstanding and other obligations shall be due and payable on the date (the “Maturity Date”) which is the earliest of (i) any date on which Lender accelerates the maturity of the Term Loan pursuant to an event of default as defined in the Credit Agreement, (ii) the date upon which the Interim Financing Order from the Bankruptcy Court expires, if the Final Financing Order from the Bankruptcy Court has not been entered prior to such date, (iii) the closing of the Sale (defined below), or (iv) October 28, 2013.

Interest accrues on the outstanding principal balance of the Term Loan at a rate of 5% per annum. All interest is due and payable on the Maturity Date. Upon the occurrence and during the continuation of any event of default, interest shall accrue at a rate of 7% per annum.

Under the Credit Agreement, each Credit Party grants to Lender a continuing security interest in, a lien upon, and a right to set off against, and pledges to Lender any and all right, title and interest in and to all assets of each Credit Party (excluding certain assets acquired with funds that were reimbursed with federal funds unless certain conditions are met) including but not limited to the following, whether now owned or existing, or subsequently acquired or arising, and including any leasehold interest therein, which security interest is intended to be a first priority security interest: (i) all goods, accounts, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles, documents, instruments (including any promissory notes), chattel paper, cash, deposit accounts, securities accounts, fixtures, letter of credit rights, securities, and all other investment property, supporting obligations, and financial assets; (ii) all of each Credit Party’s books and records relating to any of the foregoing; and (iii) any and all claims, rights and interest in any of the above and all substitutions for, additions, attachments, accessories and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

In the event of default under the Credit Agreement, Lender may, without notice or demand, (i) terminate its obligations to make Advances and (ii) elect amounts due Lender, all interest thereon and all other obligations to be due and payable immediately. Events of default include, but are not limited to (i) expenditures by the any of the Credit Parties, on a rolling two week basis by an amount exceeding 10% of budgeted amounts on an aggregate basis (such amounts are provided in a budget accompanying the Credit Agreement), without the prior consent of Lender, (ii) conversion of any Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code, and (iii) dismissal of any Debtor’s Chapter 11 Case.

The proceeds of the Term Loan shall be used by the Borrowers to (i) fund Borrowers’ operations until a sale (the “Sale”) of substantially all of the Credit Parties’ assets and any interest of the Department of Energy (the “DOE”) in those assets (or subject to the DOE grant, as such grant may be amended, to Borrowers if it is assumed, assigned and novated in favor of a purchaser, (ii) to fund $27,000 for the operations of the Borrower’s Stores and Portable subsidiaries, and (iii) to pay certain administration costs necessary to maintain the corporate existence of the Guarantors.

The Debtors intend to seek approval of the Bankruptcy Court of an auction and sale of substantially all of their assets under section 363 of the Bankruptcy Code.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 attached hereto and incorporated by reference herein.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The Bankruptcy Filing described in Item 1.03 above, which is incorporated by reference into this Item 2.04, constituted an event of default, and triggered repayment obligations of the Company and certain of its subsidiaries and/or gave rise to certain other rights and remedies, including termination rights, of counterparties. The Company believes that any efforts to enforce such payment obligations or rights and remedies are subject to limitation by, and automatically stayed as a result of, the Bankruptcy Filing and the applicable provisions of the Bankruptcy Code. The Bankruptcy Filing and/or related circumstances constituted an event of default or otherwise triggered rights and remedies of counterparties under the following instruments, agreements or arrangements:

(a) The Bankruptcy Filing described under Item 1.03 above constituted an event of default with respect to $5,000,000 in aggregate principal amount of unsecured indebtedness under the Company’s 5.05% Convertible Note due March 13, 2015 (the “Note”). The Note is senior to the Company’s preferred stock and common stock. Under the terms of the Note, when the Company or any significant subsidiary commences a case under any bankruptcy law, the holder may require the Company to redeem all or any portion of the Note by delivering written notice thereof.

(b) The Company previously executed several EV Pilot Program Master Agreements, also referred to as National Account Agreements, under which the Company installed Level 2 chargers and DC Fast Chargers in connection with the EV Project with the Department of Energy. Under the terms of those agreements, the Company’s filing of a case under the Bankruptcy Code qualifies as a cause for termination of those agreements, under which the Company could be required to remove installed chargers at its own expense. The extent to which the Participants in the agreements may request early termination for cause and the amount of de-installation expense that would be incurred under that scenario cannot be reasonably estimated at this time.

(c) As previously reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 12, 2013, on August 8, 2013, the Company notified the DOE that, even though the Company continues to aggressively pursue certain options for additional financing and is exploring other alternatives, in the event additional financing is not obtained, the Company may not be able to fulfill its operational obligations, including under the EV Project. In response, the DOE sent a letter to the Company stating that it was suspending all payments under the EV Project while it investigates the situation and determines whether the award should continue.

Under the EV Project agreement, ECOtality is required to immediately notify the DOE of the occurrence of any of several events including the Company’s filing of a voluntary case seeking liquidation or reorganization under the Bankruptcy Act. Upon the occurrence of the filing of a voluntary case seeking liquidation or reorganization under the Bankruptcy Act, the DOE reserves the right to conduct a review of the Company’s award to determine its compliance with the required elements of the award (including such items as cost share, progress towards technical project objectives, and submission of required reports). If the DOE review determines that there are significant deficiencies or concerns with the Company’s performance under the agreement, the DOE reserves the right to impose additional requirements, as needed, including (i) changing of payment method; or (ii) institution of payment controls.

(d) On June 28, 2013, the Company entered into a lease agreement upon expiration of its existing lease with Railroad Properties, LLC under which the Company occupies facilities in Phoenix, Arizona which provide approximately 30,000 square feet for office, warehousing, and test facility functions. The five-year lease, set to expire on June 30, 2018, provides for monthly base rent payments of approximately $13,700 and 3% annual increases in monthly base rent. The lease contains options to extend the lease for two additional twenty-four (24) month periods. Under the terms of the Lease, becoming a debtor under the Bankruptcy Code is deemed a breach of the agreement that entitles the lessor to various remedies, including termination.

(e) The Company is party to a Master Lease Agreement (the “Lease”) with Cisco Systems Capital Corporation (“Cisco”) for equipment totaling approximately $314.0 thousand. The terms of the Lease provide for monthly payments of approximately $9.5 thousand and obligate the Company to $341.0 thousand of total lease payments. The Lease is scheduled to expire on November 30, 2014.

Under the terms of the Lease, the filing of a petition for relief under the Bankruptcy Code that is not dismissed within forty-five (45) days of filing constitutes an event of default under the Lease. Events of default under the Lease provide certain remedies to Cisco, including in relevant part: (i) Cisco may terminate the Lease and take possession of all leased equipment, (ii) recover any and all direct, incidental and consequential damages, including all accrued and unpaid Rent and other amounts owing under the Lease, (iii) recover an amount equal to the present values, discounted as per terms provided in the Lease, of the sum of all Rent and other payments remaining to be paid under the Lease through the end of the lease term plus the applicable purchase option amount as provided in the Lease, and (iv) Cisco may sell or re-lease any or all of the equipment and apply the proceeds thereof to the Company’s obligations under the Lease. In addition, the Company is liable for all costs and expenses (including reasonable attorneys’ fees) incurred by the Lessor in retaking possession of, and removing, storing, repairing, refurbishing and sell or leasing such equipment.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Brandon Hurlbut resigned as a director of the Company effective September 15, 2013. Mr. Hurlbut’s resignation was not the result of any disagreements with the Company on any matter related to the Company’s operations, policies, or practices.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Credit and Security Agreement, dated September 16, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOTALITY, INC.

(Registrant)

Signature	Title	Date

/s/ H. Ravi Brar	President and Chief Executive Officer	September 17, 2013
H. Ravi Brar

/s/ Susie Herrmann	Chief Financial Officer	September 17, 2013
Susie Herrmann

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit and Security Agreement, dated September 16, 2013